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Exhibit 99.1

BEFORE THE
STATE CORPORATION COMMISSION
OF THE STATE OF KANSAS

In the Matter of the Investigation of Actions of Western Resources, Inc. to Separate its Jurisdictional Electric Public Utility Business from its Unregulated Businesses.	) ) ) )	Docket No. 01-WSRE-949-GIE

PARTIAL STIPULATION AND AGREEMENT

        The Kansas Corporation Commission Staff ("Staff"), Protection One, Inc. ("Protection One"), Westar Energy, Inc., formerly known as Western Resources, Inc. ("Westar Energy"), Westar Industries, Inc., a wholly-owned subsidiary of Westar Energy ("Westar Industries"), and MBIA Insurance Corporation ("MBIA") (collectively, the "Parties"), have reached the following stipulations and agreements. This Partial Stipulation and Agreement is submitted to the Kansas Corporation Commission ("Commission") by the above-mentioned Parties for approval pursuant to the terms set forth herein.

I. DESCRIPTION OF THE PROCEEDINGS

        1.    Westar Energy, and its wholly-owned subsidiary, Kansas Gas and Electric Company ("KGE"), doing business as Westar Energy, provide retail electric service to approximately 647,000 customers in the state of Kansas. Westar Energy and KGE are certificated electric public utilities subject to the jurisdiction of the Commission pursuant to K.S.A. §§ 66-104 and 66-131.

        2.    On May 8, 2001, the Commission entered its Order Initiating Investigation that established:

    an investigation into whether the participation by WRI and its affiliates in the transactions and relationships described herein, and any other transactions or relationships which may emerge from the investigation, is consistent with Kansas law, including WRI's and KG&E's statutory obligations to provide efficient and reliable service to Kansas customers at just and reasonable rates.

May 8, 2001 Order at ¶ 18.

        3.    On July 20, 2001, the Commission entered an Order that determined that Westar Energy's participation in certain restructuring transactions described in that Order was not consistent with the public interest and was contrary to Kansas law. The Commission made permanent the prohibition on consummating those transactions set forth in the Commission's July 20, 2001 Order at ¶¶ 13-20 and specifically declared that the Asset Allocation and Separation Agreement between Westar Energy and Westar Industries was null and void. July 20, 2001 Order at ordering ¶¶ (B)—(F).

        4.    The Commission's July 20, 2001 Order further required Westar Energy to submit a financial plan to restore Westar Energy to financial health, to achieve a balanced capital structure, and to protect ratepayers from the risks of nonutility investments. See July 20, 2001 Order at ordering ¶ (G). On October 17, 2001, the Commission issued a further Order requiring that Westar Energy file its financial plan by November 6, 2001. On November 6, 2001, Westar Energy submitted its financial plan. On January 29, 2002, Westar Energy filed an amended financial plan.

        5.    On May 23, 2002, Staff, the Citizens' Utility Ratepayer Board ("CURB"), Kansas Industrial Customers ("KIC"), and MBIA filed direct testimony pursuant to the Commission's procedural order in response to Westar Energy's Amended Financial Plan and/or to propose other alternatives. A consistent element in the testimony filed by Staff, CURB, KIC and MBIA was a recommendation that Westar Energy and Westar Industries, among other things, sell its Protection One common stock (such common stock representing all of the stock that Westar Energy and its affiliates own in Protection One), and to use such sale proceeds to retire or repurchase the debt of Westar Energy's electric utility business.

        6.    On November 8, 2002, the Commission issued Order No. 51 in which it stated at ¶ 98 that "the public interest requires that the Commission order WRI to reduce its consolidated debt." The Commission further stated that, as requested by Westar Energy, it would "allow management" the "discretion to select the appropriate mix of debt-reducing actions," subject to Commission review, "so as to assure a combination of actions that is consistent with the principles and prohibitions in this Order." Order No. 51 at ¶ 100. Order No. 51 also made clear that "the sale of some or all of WRI's Protection One common stock can play a significant role in the reduction of WRI's consolidated debt" and therefore should be considered as "part of the debt reduction mix." Id. at ¶ 104.

        7.    On December 23, 2002, the Commission issued Order No. 55, Order on Petitions for Reconsideration and Clarification, in which it established certain additional conditions and requirements. Specifically, the Commission made clear that Westar Energy was obligated to reduce debt and that it expected that the Company would "consider all its options, including the obvious option of selling Protection One, a company which is not essential to Westar Energy's utility business." Id. at ¶ 38.

        8.    On January 10, 2003, Protection One filed its Petition For Partial Stay And Limited Reconsideration Of Commission Order No. 55 ("Reconsideration Request"), seeking reconsideration of certain aspects of Order No. 55. Specifically, Protection One requested that "the Commission reconsider and revise Order No. 55 so that it clearly does not interfere with Protection One's contractual arrangements" with Westar Energy and Westar Industries. Reconsideration Request at 1. Protection One discussed several such arrangements in detail, including but not limited to its tax-sharing agreement with Westar Energy ("Tax Sharing Agreement") and its senior credit facility with Westar Industries ("Credit Facility"). Westar Energy sought reconsideration of Order No. 55 on similar grounds, in addition to raising other issues.

        9.    Unified School District 259 ("District 259"), KIC, MBIA and Staff filed Responses to the Petitions for Reconsideration filed by Westar Energy and Protection One.

        10.  Since the filing of Protection One's Reconsideration Request, Protection One's Board of Directors has appointed a special committee of independent directors ("Special Committee"). On February 5, 2003, in a joint announcement with Westar Energy, Protection One announced that the Special Committee hired Bear, Stearns & Co. Inc., an investment banking firm, to help the Board of Directors explore Protection One's strategic alternatives, including the possible sale of the company. Westar Energy has separately retained Lehman Brothers Inc. to advise Westar Energy as to its investment in Protection One.

        11.  Also since the January 10 filing of Protection One's Reconsideration Request, the active intervenors have engaged in extensive discussions in an attempt to reach a resolution of the issues raised in Protection One's Reconsideration Request.

        12.  On February 12, 2002, the Parties filed a Limited Stipulation and Agreement, whereby they sought Commission approval for Protection One to sell all of its Westar stock to Westar. The Commission approved the Limited Stipulation and Agreement on February 14, 2002. Protection One sold its Westar stock to Westar on February 14, 2003 for $11.6 million.

        13.  As a result of further discussions between the Parties, together with the actions taken by Protection One's Board of Directors, and the joint announcement with Westar Energy, the signatories to this Agreement have agreed to the terms and conditions contained in this Partial Stipulation and Agreement. This Partial Stipulation and Agreement concerns only Protection One's Reconsideration Request and that portion of Westar Energy's February 6, 2003 restructuring filing relating to a possible sale of Protection One common stock by Westar Energy and Westar Industries. All other issues in this proceeding, except as otherwise provided herein, shall remain subject to further Commission proceedings as may be established by future Commission orders.

II.    TERMS OF THE PARTIAL STIPULATION AND AGREEMENT

        14.  All of the signatories to this Agreement agree and request that the Commission issue an order in this proceeding on or before March 10, 2003, or at the Commission's earliest convenience, which grants limited reconsideration and/or clarification of Order No. 55 as described below. Specifically, except as set forth herein, the signatories request that the Commission authorize Westar Energy and Westar Industries to perform their obligations to Protection One under the Tax Sharing Agreement, including making all payments due thereunder, and the Credit Facility and to take such actions as are set forth herein.

        15.  The Parties, including specifically Protection One, Westar Energy and Westar Industries, further agree that, as of the date of the Commission's order granting limited reconsideration of Order No. 55 as provided herein, (a) the Credit Facility between Westar Industries and Protection One may be extended by the parties thereto for the period of one year beyond its current expiration date of January 5, 2004; (b) Protection One will pay Westar Industries fees customarily associated with such an extension; (c) the current maximum borrowing amount under the Credit Facility of $280 million will be reduced to $228.4 million; and (d) Westar Industies shall pay Protection One an amount to reflect the pro rata fees paid to Westar Industries by Protection One for the increase in the maximum borrowing amount under the Credit Facility. The return of the pro rata fees is directly related to the reduction of the maximum borrowing amount from $280 million to $228.4 million.

        16.  Notwithstanding any other provision of this Partial Stipulation and Agreement, if at any time the amount that Protection One has borrowed under the Credit Facility exceeds the then-current maximum borrowing amount under that Credit Facility, Protection One shall make a principal payment to Westar Industries in the amount by which Protection One has exceeded the then-current maximum borrowing amount under the Credit Facility.

        17.  The Parties, including specifically Protection One, Westar Energy and Westar Industries, agree that upon sale of all or a majority of Protection One common stock to a new owner, Protection One will terminate the Credit Facility, unless otherwise ordered by the Commission.

        18.  The Parties agree that, upon an order of the Commission approving this Partial Stipulation and Agreement, Westar Energy may provide funds to Westar Industries to the extent necessary to allow Westar Industries to perform its obligations under the Credit Facility, as amended pursuant to this Partial Stipulation and Agreement.

        19.  The Parties, including specifically Protection One and Westar Energy, agree that within 10 days of the approval of this Partial Stipulation and Agreement by the Commission, Westar Energy will pay Protection One $1,008,347.86 as reimbursement to Protection One for services rendered and for various expenditures made by Protection One in connection with the rendition of services by Protection One Data Services, Inc. ("PODS") prior to the termination of the Information Technology Outsourcing Agreement ("Outsourcing Agreement") between Westar Energy and PODS. The amount to be paid by Westar Energy to Protection One is subject to adjustment thereafter for amounts actually expended by Protection One in connection with the Outsourcing Agreement. In prefiled testimony to be filed in support of this Partial Stipulation and Agreement, Westar Energy will provide an exhibit detailing the items included in the calculation of its proposed payment hereunder. Such amounts may be paid without a further order being issued by the Commission, after notice and explanation of such payments to Commission Staff. Prior to March 6, 2002, Commission Staff will audit such payment amount and provide a true-up based upon that audit. Protection One and Westar Energy agree that this payment extinguishes all current accounts receivable and payable between Protection One and Westar Energy related to the Outsourcing Agreement.

        20.  The Parties, including specifically Protection One and Westar Energy, agree that upon approval of this Partial Stipulation and Agreement by the Commission, and upon further agreement between Westar Energy and Protection One, Westar Energy shall be authorized to pay Protection One $3,431,109.83 (plus additional monthly aviation charges as applicable) as reimbursement to Protection One for aviation services provided by AV One, Inc., for various expenditures made by Protection One in connection with its ownership and operation of AV One, Inc. and for the repurchase of AV One, Inc., formerly known as Westar Aviation, Inc. The amount to be paid by Westar Energy to Protection One is subject to adjustment thereafter for amounts actually expended by Protection One in connection with AV One, Inc. Such amounts may be paid without a further order being issued by the Commission, after notice and explanation of such payments to Commission Staff. In prefiled testimony to be filed in support of this Agreement, Westar Energy will provide an exhibit detailing the items included in the calculation of its proposed payment hereunder. Prior to March 6, 2002, Commission Staff will audit such payment amount and provide a true-up based upon that audit. Protection One and Westar Energy agree that this payment extinguishes all current accounts receivable and payable between Protection One and Westar Energy related to AV One, Inc.

        21.  The Parties, including specifically Protection One and Westar Industries, agree that the Management Services Agreement between Westar Industries and Protection One is cancelled. No payment shall be made by any entity to any other entity in connection with the cancellation of the Management Services Agreement. Protection One and Westar Energy agree that there are no outstanding accounts receivable or payable between Protection One and Westar Energy related to the Management Services Agreement.

        22.  The Parties, including specifically Protection One, further agree that Protection One will not make any additional purchases of debt, equities, or any securities of any type that have been issued either by Westar Energy or by any company affiliated with Westar Energy, other than Protection One.

        23.  The Parties, including specifically Protection One, further agree that Protection One will not enter into any new and additional contractual arrangements of any type to provide services to Westar Energy or any company affiliated with Westar Energy, unless otherwise approved by the Commission, as provided in Order No. 55 at ¶¶ 70-71.

        24.  The Parties, including specifically Westar Energy and Westar Industries, agree that as part of the Partial Stipulation and Agreement that they will use all of the after-tax proceeds from any sale of Protection One stock to reduce the amount of outstanding Westar Energy debt. SeeOrder No. 55 at ¶ 38.

        25.  Protection One, Westar Energy and Westar Industries further agree that they will provide the Commission Staff with periodic reports, in a format to be agreed upon with the Commission Staff, with the input of the intervenors in this proceeding, on the progress of their efforts to sell Protection One common stock to new owners.

        26.  Westar Energy and Westar Industries further agree that they will provide notification to the Commission and the intervenors in this proceeding of the proceeds received from the sale of Protection One stock, and the intended use thereof, prior to any expenditure of such proceeds.

        27.  Westar Energy and Westar Industries further agree that as a result of the sale of Protection One stock and the application of proceeds to retire Westar Energy debt, there will be neither an increase in the debt or liability of Westar Energy to Westar Industries nor an increase in Westar Industries' ownership of Westar Energy or its debt instruments or securities. The result from any Protection One stock sale will be a straightforward decrease in Westar Energy's debt and an increase in the equity percentage of Westar Energy, with no offsetting actions by Westar Energy or Westar Industries that would circumvent or counteract this result.

        28.  Westar Energy and Westar Industries' sale of the Protection One common stock, and the assurances from Westar Energy and Westar Industries that the after-tax proceeds from that sale of Protection One stock will be used to reduce Westar Energy's debt, is an important element of Westar Energy's overall plan to reduce debt. Accordingly, all of the signatories to this Agreement agree that the Commission may issue an order finding it is in the public interest to approve this Partial Stipulation and Agreement and authorizing and approving Westar Energy and Westar Industries to sell the Protection One common stock, subject to the restrictions set forth herein relating to the use of the proceeds from the sale of the Protection One common stock.

        29.  The Parties agree that there will be no stated deadline for Westar Energy's or Westar Industries' sale of Protection One stock. However, the Parties agree that Westar Energy, Westar Industries and Protection One shall proceed in good faith in carrying out their obligations under this Agreement. In the event that the Commission believes that Westar Energy and Protection One are not carrying out their obligations in good faith, the Commission may impose a deadline for Westar Energy's sale of Protection One stock upon 30 days' notice to the intervenors in this proceeding, including an opportunity to comment on whether such a deadline is appropriate.

III.  RESERVATIONS

        30.  Except for authorization and approval of the above-mentioned actions, all issues and proposals in this docket and the positions taken by the Parties regarding those issues and proposals have not been settled by the Partial Stipulation and Agreement and are still subject to Commission review. By entering into this Partial Stipulation and Agreement, none of the signatories to this Agreement have waived any of their arguments or positions in this case, or in any other case, nor have they acquiesced in any of the arguments or positions raised by any of the other Parties. The fact that the Parties to this Partial Stipulation and Agreement have all agreed to the above-mentioned actions shall not be used as evidence regarding any remaining issue or contested matter in this proceeding.

        31.  In addition to the reservation specified in ¶ 30 above, this Partial Stipulation and Agreement represents a negotiated settlement for the sole purpose of disposing of Protection One's reconsideration request and that portion of Westar Energy's restructuring filing relating to a possible sale of Protection One common stock by Westar Energy and Westar Industries. None of the signatories of this Partial Stipulation and Agreement shall be prejudiced or bound in any manner by the terms of the Partial Stipulation and Agreement in any other proceeding or in this proceeding should the Partial Stipulation and Agreement not be accepted by the Commission in its entirety.

        32.  Except for authorization and approval of the action described above, Protection One, Westar Energy, Westar Industries, Staff, CURB, MBIA, Unified School District 259, and KIC, as well as the other participants to this proceeding, specifically reserve the right to raise all other issues pertaining to Westar Energy's proposed restructuring plan and other issues in this case.

        33.  Except as otherwise specifically provided herein, the Parties to this Partial Stipulation and Agreement shall not be deemed to have approved or acquiesced to any principle, underlying or allegedly underlying, this Partial Stipulation and Agreement. Further, this Partial Stipulation and Agreement does not foreclose any of the Parties, or the other participants to this proceeding, from challenging the appropriateness of any of the other provisions contained in Westar Energy's proposed restructuring plan.

        34.  The signatories to this Partial Stipulation and Agreement reserve their right to present witnesses, cross-examine witnesses, and present oral argument or written briefs to the Commission in support of this Partial Stipulation and Agreement in the event a hearing on the Joint Motion to approve this Partial Stipulation and Agreement is conducted. In the event the Commission accepts the specific terms of this Partial Stipulation and Agreement, the signatories to this Partial Stipulation and Agreement waive their rights to request reconsideration of a Commission order approving this Partial Stipulation and Agreement and waive their rights to seek judicial review of any such order. The signatories to this Partial Stipulation and Agreement acknowledge that an order issued by the Commission approving this Partial Stipulation and Agreement would constitute a final, non-appealable order as to the issues agreed upon herein.

        35.  The terms set forth in this Partial Stipulation and Agreement are the result of negotiations among the signatory Parties. Because the terms are interdependent, if the Commission does not approve and adopt all of the terms of this Partial Stipulation and Agreement, this Partial Stipulation and Agreement shall be voidable and no signatory shall be bound by any of the agreements or provisions hereof.

        36.  This Partial Stipulation and Agreement may be executed in several counterparts and all so executed shall constitute but one and the same instrument binding all Parties hereto, notwithstanding that all of the Parties are not signatory to the same counterpart, each of which shall be fully effective as an original.

        WHEREFORE, on behalf of their respective clients, the undersigned attorneys respectfully request that the Commission approve this Partial Stipulation and Agreement in its entirety and that the Commission issue an Order in this matter granting limited reconsideration and/or clarification of Order No. 55 as described above.

Kansas Corporation Commission Staff (Staff)
Protection One, Inc.
Westar Energy, Inc. (Westar Energy)
Westar Industries, Inc. (Westar Industries)
MBIA Insurance Corporation (MBIA)

Dated this 25th day of February, 2003.

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  Exhibit 99.1